EXHIBIT 99.1

[PLANVISTA LOGO]

PlanVista Corporation

One MetroCenter, Suite 200

4010 Boy Scout Boulevard

Tampa, Florida 33607

P R E S S     R E L E A S E

For more information, contact:	For Immediate Release
Phil Dingle, PlanVista Corporation
(813) 353-2300, ext. 2320

PLANVISTA HIRES NEW CHIEF FINANCIAL OFFICER

TAMPA, FL — June 24, 2003—PlanVista Corporation (OTCBB:PVST), the Tampa, Florida-based medical cost management firm, announced today that Bennett Marks has joined the Company as Executive Vice President and Chief Financial Officer. Mr. Marks previously served as the Chief Financial Officer for RailAmerica, Inc. (NYSE:RRA), ProxyMed, Inc. (NASDAQ:PILL), and FiberCorp International, Inc., as well as serving as an audit partner for 10 years with KPMG, a “Big 4” accounting firm. He has extensive experience in SEC matters, complex financial transactions, public debt and equity offerings, merger and acquisitions and corporate governance. His background includes experience with medical technology companies, as well as service as the Southeast Florida Regional Director of Healthcare Services while with KPMG.

The Company also announced that current CFO Donald Schmeling is leaving the organization on or around July 30 to pursue other interests. According to PlanVista Chairman and Chief Executive Officer Phillip S. Dingle, “We thank Don for his efforts and significant contributions during the past two years, and wish him every success in the future. At the same time, we welcome Bennett to our management team and are excited about the talent and experience he brings to our organization.”

PlanVista Solutions provides medical cost containment and business process outsourcing solutions to the medical insurance and managed care industries. We provide integrated national preferred provider organization network access, electronic claims repricing, and network and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. We also provide network and data management services to health care providers, such as individual providers and provider networks. Visit the Company’s website at www.planvista.com.

This press release, particularly the statements made by Mr. Dingle, includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our new products and services; our ability to maintain our current provider network arrangements; our ability to manage costs and comply with the terms of our senior credit facility; our ability to reduce and restructure debt; and our ability to maintain and update our information technology. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company’s chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.

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